Exhibit 2.9

BUSINESS LINE PURCHASE AGREEMENT
This Agreement is made on and shall be effective on this 16th day of February 2007

BY AND BETWEEN

Barun Electronics Co., Ltd, an entity duly authorized and validly exists under the laws of Korea having its principal place of business at #634-1, Tongsam-Ri, Namsa-Myun,
Cheoin-Gu Yongin-Si, Kyunggi-Do, Korea ("Seller")

And

On Track Innovations Ltd., a company duly authorized and validly exists under the laws of Israel having its principal place of business at ZHR Industrial Zone, PO Box 32
Rosh Pina 12000, Israel.
("Buyer")

Whereas	Seller is a leading engineering company and owns a business of manufacturing and selling smart card modules including, but limited to, modules for contact smart cards, contactless smart cards contact/contactless smart cards and SIM cards; and

Whereas	Buyer develops and is the sole owner of certain proprietary technology relating to the manufacturing of contactless smart cards, readers and various products based thereon; and

Whereas	The Seller wishes to sell and the Buyer wishes to buy the Line of Business (as defined hereunder) and Seller wishes to provide and Buyer wishes to obtain certain services of the Seller; and

Whereas	The Parties wish to define by this Agreement the terms, conditions and other covenants relating to the sale by the Seller and the purchase by the Buyer of the Line of Business.

Now therefore the Parties have agreed and signed the followings terms and conditions:

1	Definitions;

1.1	"Agreement"	shall mean this agreement including all its annexes and schedules.

1.2	"Line of Business"	shall mean certain machinery, spare parts, jigs, supporting equipment and Transfer Material all as detailed in Annex C hereto.

1.3	"Transfer Material"	shall mean all the items specified in Annex C under the heading of "Transfer Material".

1.4	"OTI Shares"	shall mean Ordinary Shares of the Buyer, par value NIS 0.10 per share, which are not yet registered with the U.S. Securities and Exchange Commission and are not yet registered for trading.

1.5	"Third Party"	shall mean a person, firm, agent, corporation, government authority and/or any other legal entity.

1.6	"Liens"	shall mean any lien (including any tax lien), mortgage, security interest, obligations, restrictions, defect in title, rights of Third Parties (including governmental or other agencies or authorities) or other encumbrance.

1.7	"Business Day"	A day in which banks are open for business in both of South Korea and Israel.

1.8	"Buyer's Factory"	shall mean On Track Innovations' joint smart card factory which is located at FuTian free trade zone, Shenzhen China.

2	General Declarations;

2.1	Seller hereby declares and undertakes to the Buyer that;

2.1.1	It lawfully owns and has good title, clear and free from any Liens, in the Line of Business and has no restrictions, whatsoever, to sell and transfer to the Buyer the Line of Business and/or any of its components and/or any of its rights in its products under the terms of this Agreement free and clear of any Liens; and

2.1.2	The know-how, intellectual property, machinery and all other items which comprise the Line of Business do not infringe any Third Parties’ rights, trademarks, patents, know how or similar rights

2.1.3	All the machinery and supporting equipment specified in Annex C except for article 2, Spare Parts, Jigs, and supporting equipment and any software when upgrade is required are fully compliant to their specifications attached in Annex C and can be fully operational to manufacture their maximum manufacturing capacities for at least five (5) years from the date hereof under the condition that all the machineries are maintained according to the instructions provided by the Seller which such instructions shall be in compliance with the original machinery manufacturer instruction; and

2.1.4	All information contained in the Transfer Material is complete and accurate.

2.1.5	By providing the Transfer Material, Seller hereby grants Buyer the irrevocable right to manufacture, produce, license (including sub-license), sell, promote and/or distribute modules which are identical, whether by design, shape or otherwise to the modules produced by the Seller prior to the date hereof. For avoidance of doubt and except for the consideration mentioned in this Agreement, Buyer shall not be required to pay any license and/or consideration whatsoever to the Seller in lieu of the use of such irrevocable right.

2.1.6	It shall provide Buyer, as part of the Transfer Material, with all existing documentations, drawings, records, instructions, manuals and other information in writing in connection with the Line of Business, which are sufficient for the assembly, construction and maintenance of the Line of Business by a third party without prior experience with the assembly, construction and maintenance of such machines.

2.1.7	To Seller’s best knowledge, the Line of Business, including any of its produces, does not infringe any enforceable intellectual property right where such infringement would reasonably be expected to have a material adverse effect on the Line of Business or its produces and Seller has not received any notice of such infringement.

2.1.8	There is no pending action, suit, arbitration, litigation, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency, commission or tribunal (“Action”) , and, to Seller’s knowledge, no one has threatened to commence any Action: (i) that involves the Line of Business or that otherwise relates to or would materially adversely affect the Line of Business (whether or not Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

2.1.9	There is no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitrator or other tribunal and whether imposed or entered by consent) to which the Line of Business is subject.

3	Execution of the Agreement;

Seller shall provide the Line of Business and all additional services strictly in accordance with the provisions set forth in Annex A – Deliveries as attached hereto.

4	Guarantees;

4.1	Seller hereby guarantees to the Buyer, that the Line of Business is free from material defects, is in good state of operation and repair (normal wear and tear excluded) and is fit for the purposes for which it is intended to be used in the ordinary course of business by Buyer and that all the machinery purchased under this Agreement can be fully operational in their maximum manufacturing capacities, if maintained according to Seller’s instruction, for a period of at least five (5) years commencing the date hereof. Seller acknowledges that the guarantee mentioned in this Clause 4.1 serves as the basis upon which Buyer is entering into this Agreement.

4.2	Seller undertakes to the Buyer that during the period of 36 months commencing the date hereof, it shall be responsible to fix, at Buyer’s Factory, or replace, all on its own account, any malfunctioning machine that has become malfunctioned due to aging , although such machine has been properly maintained by the Buyer pursuant to Seller’s instructions (which such instructions shall be in compliance with the original machinery manufacturer instructions). Seller shall not take any responsibility, nor shall it be required to pay any fixing or replacement costs, when machinery is malfunctioned due to the reasons other than aging such as, but not limited to, bad workmanship or , misuse, improper maintenance, out-of-date software, any improper operation, and careless use.

5	Existing customers;

5.1	Without derogating from the provisions of Clause 8 below, commencing the date that the Seller shall ship the machinery of the Line of Business to the Buyer, Seller shall cease to engage in the manufacturing, distributing and selling of smart card modules.

5.2	Seller hereby undertakes towards the Buyer to notify, within 30 days from the date hereof, its existing customers that all orders of smart card modules shall be placed with the Buyer from the date hereof and onwards.

5.3	Seller shall assist the Buyer to convince all of Seller’s customers to purchase smart card modules from the Buyer. Buyer shall make efforts to provide Seller’s customers the same terms of purchase as such customers received from the Seller.

6	Consideration and Payment Terms;

6.1	Subject to the terms of this Agreement and in consideration for the Line of Business and the prompt and adequate performance by the Seller of all its obligations under this Agreement, Buyer shall pay Seller a consideration comprised out of OTI Shares all as stipulated in Annex B – Consideration and Payment Terms. The consideration paid by the Buyer to the Seller under this Agreement shall be done in accordance with the provisions set forth in Annex B.

6.2	Restrictions on the OTI Shares;

6.2.1	It is hereby clarified and agreed that at the date hereof, none of the OTI Shares issued to the Seller under this Agreement have been registered pursuant to the United States Securities Act of 1933 (the “Securities Act”) and that such OTI Shares may not be sold, transferred or otherwise disposed of unless registered pursuant to the Securities Act (and, where required, under the laws of one or more other jurisdictions), except in accordance with an applicable exemption from registration that is available.

6.2.2	Seller acknowledges and agrees that all certificates representing any of the OTI Shares deposited with the Escrow Agent (as defined in Annex B) on behalf of the Seller under this Agreement, may bear, and may be subject to, the restrictive legend, reading as follows: “The shares represented by this certificate have not been registered under the United States Securities Act of 1933 (the “Securities Act”) and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to such shares, filed and made effective under the Securities Act, or an opinion of counsel satisfactory to OTI is obtained to the effect that registration under the Securities Act is not required.”

6.2.3	Seller undertakes not to engage in hedging transactions in the United States of America with regard to the OTI Shares unless in compliance with the Securities Act.

6.2.4	Seller acknowledges and undertakes that the sale by it, or by any other trustee it shall appoint to execute the sale of the OTI Shares, shall be done strictly in accordance with OTI’s Insider Trading policy which is attached hereto as Schedule B – Insider Trading Policy.

6.2.5	Seller shall verify that the sale of any of the OTI Shares in a free market action at the NASDAQ stock exchange shall not exceed the amount of 5,000 OTI Shares per a single trading day.

6.2.6	Seller understands that the OTI Shares have not been registered under the Securities Act. Seller also understand that the OTI Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s representations contained in the Agreement. Seller hereby represents and warrants as follows:

6.2.6.1	It is acquiring the OTI Shares for its own account for investment only, and not with a view towards their distribution.

6.2.6.2	It represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated hereunder. Further, it is aware of no publication of any advertisement in connection with the transactions contemplated hereunder.

6.2.6.3	It represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

6.2.6.4	It has had the opportunity to ask questions of and receive answers from, Buyer and its management regarding the terms and conditions of its investment in Buyer and also to conduct an independent due diligence by a representative thereof.

6.2.6.5	It acknowledges and agrees that the OTI Shares must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Buyer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

6.2.7	The Seller is not a “U.S. person”, as such term is defined in Regulation S, his principal address is outside the United States, and it was located outside the United States at the time any offer to buy the OTI Shares was made to the Seller and at the time that this agreement was entered into by the Seller.

6.2.8	At no time was the Seller presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation concerning the OTI Shares.

6.2.9	The Seller represents that it is not a broker or dealer, nor is it an affiliate of any broker or dealer. For the purpose of this Sub-Section, the term “dealer” means any person who engages either for all or part of his time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person; and the term “broker”means any person engaged in the business of effecting transactions in securities for the account of others.

6.2.10	The Seller will not register any transfer of the OTI Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

6.3	Registration of the OTI Shares:

6.3.1	No later than June 15, 2007, OTI shall prepare and file with the SEC a Registration Statement on Form F-3 (or, if Form F-3 is not then available to OTI, on such form of registration statement as is then available to effect a registration for resale of the OTI Shares), covering the resale of the OTI Shares.

6.3.2	As soon as practically possible, OTI hereby undertakes to deliver to Seller the notice confirming that the OTI Shares have become tradable on NASDAQ (the “Notice of Tradability”). The Notice of Tradability shall be issued by a professional broker admitted to practice in a jurisdiction in which the Notice of Tradability is issued. Alternatively, OTI, at its sole discretion, may deliver to the Seller the Notice of Tradability issued by its Company Secretary.

6.4	Taxes and Waiver;

6.4.1	Seller hereby confirms that it shall be solely responsible and liable for any taxes arising out of or in connection with the sale of the OTI Shares.

6.4.2	Seller further acknowledges the existence of a tax treaty between the State of Israel and the Republic of South Korea (“Tax Treaty”). Therefore, Seller hereby irrevocably grants Buyer the right to deduct and transfer to any relevant competent authority any tax amount it shall be required to deduct or withhold from any part of the Consideration described in Annex B hereto, all according to the terms of the Tax Treaty. Should the Buyer be required to deduct taxes according to the Tax Treaty, it shall issue to the Seller a notice describing the amount deducted and other relevant information. and the such taxed shall be withheld by the Buyer only to the extent required by law and actually paid to the appropriate taxing authorities. the Buyer shall, within forty-five (45)days following payment of any such taxes, provide proof to the Seller of payment of such taxes (such proof including, but not limited to, official receipts in the name of Buyer and photocopies of all forms filed by the Buyer with the appropriate taxing authorities) together with certified English translations of such documentation (if not in the English language).

6.4.3	Seller hereby irrevocably waives, relinquishes and releases the Buyer from any and all claims, rights, demands or causes of action asserted or non-asserted which Seller may have had, now has or hereafter may have against the Buyer, its directors, officers, employees, agents and/or consultants, in connection with the issuing and/or sale of the OTI Shares, including without limitation, any fluctuations in the OTI Share price.

7	Representations and Warranties;

Each party hereby represents and warrants to the other party that as of the date hereof:

7.1	It is a legal entity, duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation; its control has not changed in any way since the 1st day of November, 2006; and

7.2	Its legal representative is duly and fully authorized and empowered to sign, execute and give effect, on its behalf, to this Agreement and any other agreements and documents referred to in this Agreement and to which it is a party; and

7.3	The execution, delivery and performance of this Agreement and any other agreements and documents contemplated hereunder will not violate any of its constitution documents, any other agreement or obligation of such party, any judgment or arbitral award binding such party, or any currently effective law, regulation or decree of the jurisdiction in which it is organized or incorporated under, that may be applicable to any aspect of the transactions contemplated hereunder; and

7.4	It has disclosed, in writing, all known material information in its possession relating to the cooperation between the parties set out under this Agreement, which might have a material adverse effect on its ability to fully perform its obligations hereunder, or which if disclosed to the other party, could have a material effect on the other party’s willingness to enter into this Agreement, and none of the information provided by it to the other party, to the best of its knowledge, contains any statements which are false or misleading; and

7.5	In addition to the foregoing undertakings in Clause 2 above, no material lawsuit, arbitration, other legal or administrative proceeding, or governmental investigation is pending, or to the best of its knowledge, threatened, against it that would affect in any way its ability to enter into or perform this Agreement.

7.6	It shall timely and adequately perform any and all of its obligations hereunder. It is further agreed that any non performance or breach of a party’s obligation hereunder shall be cured within fourteen (15) Business Days upon receipt of a written notification from the non breaching party. Failure to cure such non performance or breach within such fourteen (15) Business Days period shall be considered as a material breach of this Agreement.

8	Non Competition;

Seller undertakes towards the Buyer, and for its affiliates it guarantees as a separate liability, that during a period of sixty (60) months commencing the date hereof neither it, nor any of its affiliates, shall by itself or through its own account or in conjunction with or on behalf of or through any other person, firm, company, entity or organization and whether in the capacity of a trustee, nominee, beneficiary or principal (as the case may be) carry on or be engaged, concerned or interested in any manner directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, service provider, employee or otherwise, in any business activity which:-

(a)	Is competing with or similar to any business carried on by the Buyer or any of its affiliates, which involves the use of any part of the Line of Business at any time and from time to time; or

(b)	Engage in manufacturing, marketing, renting, leasing, selling, offering to sell, supplying, transferring, delivering, distributing, accepting or transmitting orders for or dealing in or with in any manner or any product which would be sold in or imported anywhere in the world and is competing with (directly or indirectly), or similar to the products manufactured by any of the components of the Line of Business.

9	Governing Law and Dispute Resolution;

9.1	This Agreement shall be governed by the laws of the State of New York, United States of America.

9.2	In the event that a dispute, between the parties, arises out of or in connection with this Agreement, the parties shall endeavor, in good faith, to reach an amicable settlement of the dispute through friendly negotiations.

9.3	If no mutually acceptable settlement of the dispute is reached within sixty (60) days following the date of the commencement of the settlement negotiation above, or if any party refuses to engage in any settlement negotiation, any party may submit the dispute for further legal proceedings in a competent court in New York City, United States of America. Any legal proceedings shall be held exclusively in New York City by its competent courts.

10	Miscellaneous;

10.1	All Annexes and Schedules attached hereto shall be considered as an integral part of this Agreement as if such annexes and schedule were firstly written herein.

10.2	A party’s failure to insist on strict and timely performance of any provision hereunder shall not constitute a waiver of such right, nor shall a party’s waiver of such right constitute a waiver with respect to subsequent breaches, similar or otherwise.

10.3	Notices and other communications between the parties shall be prepared in English language, and sent to the following:

To Buyer;	On Track Innovations Ltd.
Attention: Mr. Oded Bashan
Fax: +972 4 6938887

To Seller;	Barun Electronics Co., Ltd
Attention: Mr. Wan-Gyun Choi
Fax: +82 31-322-3269

10.4	At a date not later than the date hereof the parties shall sign the mutual non disclosure agreement attached hereto as Schedule C – MNDA. The attached mutual non disclosure agreement shall be an integral part of this Agreement but shall survive its termination.

10.5	Except for any non disclosure agreements and/or confidentiality agreements and/or price quotations and/or business orders between the parties, this Agreement shall supersede all memorandums, agreements and arrangements previously entered into between the parties on the subject matter hereof and all such memorandums, agreements and arrangements shall become void from the date of the execution of this Agreement.

10.6	Any amendment to this Agreement shall be made only by the written consent of both parties.

10.7	Matters not covered in this Agreement shall be handled in accordance with the laws of the state of New York.

IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have executed this Agreement, as of the date first written above.

For and on Behalf of Barun Electronics Co. Ltd. /s/ Wan-Gyun Choi —————————————— Mr. Wan-Gyun Choi President	For and on Behalf of On Track Innovations Ltd. /s/ Oded Bashan —————————————— Mr. Oded Bashan Chairman, President & CEO